NUMBER 1

SHARES 56,012,000

Incorporated under the Laws of Bermuda

Golar LNG Limited

PAR VALUE OF SHARES (U.S.) $1.00 EACH

THIS IS TO CERTIFY THAT Christiania Bank og Kreditkasse ASA of Oslo, Norway is the registered holder of Fifty-six Millon and Twelve Thousand fully paid shares of the par value of (U.S.) $1.00 each in the above-named Company, subject to the Memorandum of Association and Bye-Laws thereof.

Given under the Common Seal of the Company this 31st day of May 2001.

.... Director

.... Secretary

PRECISE CORPORATE PRINTING, N.Y.